Executive Chair
2024 Time-Based Restricted Stock Unit Award Agreement NCR Corporation 2017 Stock Incentive Plan
Congratulations on your award of time-based restricted stock units of NCR Voyix Common Stock as part of NCR Voyix’s 2024 compensation program. The Compensation and Human Resources Committee of our Board of Directors approved your award in anticipation of your future contributions to the success of NCR Voyix. The award also recognizes your past performance and upholds our commitment to rewarding our higher performers. This award is an opportunity to celebrate your achievements and to continue to expand your ownership stake in NCR Voyix.

Your time-based restricted stock units (“Stock Units”) are awarded (the “Award”) by NCR Voyix Corporation (“NCR Voyix” or the “Company”) under the NCR Corporation 2017 Stock Incentive Plan as in effect on the date of this Agreement (“Plan”). See the stock page at www.netbenefits.fidelity.com for (i) the number of Stock Units granted to you, your date of grant (“Grant Date”), and other Award details, and (ii) additional important information about the Award, the Plan and NCR Voyix stock in the Prospectus dated November 2, 2020 (and the prior Plan Prospectus dated May 1, 2017 as applicable) which is also available on such stock page (a paper copy of the Prospectus is also available without charge upon request to stock.administration@ncrvoyix.com). Your award is subject to the terms of this Key Employee 2024 Time-Based Restricted Stock Unit Agreement (“Agreement”) and the Plan. Capitalized terms not defined in this Agreement have the meanings provided under the Plan.

1.Grant of Stock Units. Subject to Section 2 and the other terms and conditions of this Agreement, one-third (1/3) of the Stock Units will become vested and non-forfeitable on each of (i) March 15, 2025, (ii) March 15, 2026 and (iii) March 15, 2027 (each a “Vesting Date”), provided that you are continuously employed by the Employer as Executive Chair of the Company or remain in service of the Company as non-employee director in accordance with Section 5 through and until the applicable Vesting Date. The Stock Units are referred to in this Agreement as “Vested” at the time they become vested and non-forfeitable pursuant to this Section 1 or Section 2 below.

2.Accelerated Vesting and Forfeiture Events. Your Stock Units will vest earlier than the applicable Vesting Date, or be forfeited and cancelled before vesting, to the extent provided below. Except as otherwise provided in this Agreement, in the event of your Termination of Employment prior to a Vesting Date for any reason, all unvested Stock Units will automatically be forfeited and cancelled, and no Shares or cash will be issued or paid. For the avoidance of doubt, the treatment set forth in the chart below with respect to death, Disability, and Retirement shall continue to apply following a Change in Control.

Event	Treatment of Stock Units
Retirement or Involuntary Termination (other than for Cause)
Vesting: Your unvested Stock Units will vest pro rata on your Termination Date, determined by: (a) multiplying the total number of Stock Units awarded under this Agreement by a fraction, the numerator of which is your Work Period, and the denominator of which is the Vesting Period, and (b) subtracting from the resulting amount the number of Stock Units awarded pursuant to this Agreement that previously vested under this Agreement (if any).

Death, Disability, Change In Control Termination or Good Reason Termination	Vesting: 100% vesting on your Termination Date (with no proration).
Termination for Cause or Voluntary Resignation	All unvested Stock Units will be forfeited and cancelled.
Special Change in Control Rule
Vesting: Notwithstanding and without regard to any other provision of this Agreement to the contrary, if a Change in Control occurs before the Vesting Date and the Stock Units are not assumed, converted or replaced by a continuing entity or a publicly traded successor, all unvested Stock Units will become 100% Vested immediately before the Change in Control.

3.Settlement of Stock Units. Except as may be otherwise provided in Section 2 or 21 of this Agreement, or Section 14.12 of the Plan or pursuant to an election under Section 14.11 of the Plan, Vested Stock Units will be paid to you as soon as reasonably practicable after the earliest of: (a) the applicable Vesting Date, (b) your Termination of Employment if such Termination of Employment results in vesting pursuant to Section 2, or (c) the Change in Control date if vesting occurs in connection with a Change in Control without a Termination of Employment as determined under Section 2 above. In all events, the settlement date shall be no later than March 15 of the year following the year in which the earliest of such events occurs; except that, notwithstanding any other provision hereof: (i) the settlement date in the event of vesting in connection with a Change in Control as described in Section 2 shall be no later than 30 days after the Termination Date or the Change in Control date, as applicable, and (ii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, the settlement date shall be no later than 30 days after the Vesting Date or Termination Date, as applicable. Such Vested Stock Units will be paid to you in Shares (such that one Stock Unit equals one share of Common Stock) or, in NCR Voyix’s sole discretion, in an amount of cash equal to the Fair Market Value of such number of Shares on date that immediately precedes the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 2 of this Agreement), or a combination thereof (the date of such payment shall be referred to herein as the “Settlement Date”).

4.Definitions: These definitions apply under this Agreement:

“Change In Control Termination” means, where this Award is assumed, converted or replaced by a publicly traded continuing entity or publicly traded successor, your Termination of Employment by the Employer or such continuing entity or such successor within twenty-four (24) months following a Change in Control other than for “Cause” (as defined in the Severance Plan applicable to you (if any) on your Termination Date; otherwise, as defined in the Plan). Notwithstanding anything herein to the contrary, a termination due to Disability shall not be treated as a Termination for “Cause” for any purpose under this Agreement.

“Severance Plan” means the Company’s Severance Plan adopted by the Board of Directors or a committee thereof applicable to you (if any) as in effect on your Termination Date.

Disability” means, except as otherwise provided herein, your qualifying for benefits under your Employer’s long- term disability plan.

“Employer” means NCR Voyix Corporation (the Company) or any Subsidiary or Affiliate of NCR Voyix Corporation by which you are or have been employed.

“Good Reason Termination” means, where this Award is assumed, converted or replaced by a publicly traded continuing entity or a publicly traded successor, your Termination of Employment as Executive Chair of the Company by the Employer or such continuing entity or such successor within twenty-four (24) months following a Change in Control for “Good Reason” (as defined in the Severance Plan to the extent you are a Participant in the Severance Plan on your Termination Date; provided that if you are not a participant in the Severance Plan on your Termination Date, the provisions set forth in this Agreement with respect to “Good Reason Termination” shall not apply to you).

“Include”, “Includes,” and “Including” mean, respectively, include without limitation, includes without limitation, and including without limitation.

“Involuntary Termination (other than for Cause)” means your Termination of Employment by the Employer for any reason other than for “Cause” (as defined in the Plan), excluding: (i) any Termination of Employment due to Disability, and (ii) any Termination of Employment by the Employer or publicly traded continuing entity or publicly traded successor during the twenty-four (24) months following a Change in Control.

“Retirement” means your Termination of Employment at age 62 or older with at least 10 years of continuous service with an Employer through your Termination Date (excluding service with acquired entities before the acquisition).

“Termination Date” means the date of your Termination of Employment for any reason.

“TPA” means the third party administrator for the Plan

“Vesting Period” means the number of days in the period starting on the Grant Date and ending on your last Vesting Date.

“Work Period” means the number of days in the period starting on the Grant Date and ending on your Termination Date.

5.Special Non-Employee Director Rules.

Notwithstanding Section 2, above:

(a)if you cease to serve as Executive Chair of the Company but thereafter remain in service of the Company as a non-employee director your change in service from employee to non-employee director will not constitute a Termination of Employment and your unvested Stock Units will continue to vest and become earned in accordance with Section 1 during your service as non-employee director.

(b)If you cease to be a non-employee director due to failure to be renominated or re-elected to the Board for any reason other than Cause or a voluntary resignation from the Board, all unvested Stock Units will become 100% Vested immediately upon such date.

(c)If you cease to be a non-employee director due to your voluntary resignation from the Board where no basis for Cause exists, your unvested Stock Units will vest pro rata on your Termination Date, determined by: (i) multiplying the total number of Stock Units awarded under this Agreement by a fraction, the numerator of which is your Work Period, and the denominator of which is the Vesting Period, and (ii) subtracting from the resulting amount the number of Stock Units awarded pursuant to this Agreement that previously vested under this Agreement (if any).

6.Compensation. Your Plan participation is voluntary. The value of your Award is an extraordinary item of income, is not part of your normal or expected compensation and will not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Award is a one-time benefit that creates no contractual or other right to further awards or other future benefits. Future grants (if any) and their terms are at the sole discretion of NCR Voyix.

7.Nontransferability. At all times before each Vesting Date, unvested Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after a Vesting Date (or such other date as Stock Units become payable in accordance with Section 2), if Stock Units that Vested on such Vesting Date are to be paid in the form of Shares, NCR Voyix will instruct its transfer agent and/or its TPA to record on your account the number of such Shares underlying the number of such Stock Units, and such Shares will be freely transferable.

8.Dividends. Any cash dividends declared before the applicable Vesting Date on the Shares underlying unvested Stock Units shall not be paid currently, but shall be converted into additional unvested Stock Units, and any cash dividends declared after a Vesting Date but before the applicable Settlement Date on the Shares underlying Vested Stock Units shall not be paid currently, but shall be converted into additional Vested Stock Units and settled pursuant to Section 3 at the same time as the underlying Vested Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein that apply to the underlying Stock Units that generated the Dividend Units. As of each date that NCR Voyix would otherwise pay the declared dividend on the Shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR Voyix’s Common Stock on the Dividend Payment Date.

9.Withholding. Before tax and withholding events, as a condition of your receiving Shares in respect of the Stock Units, you agree to make arrangements satisfactory to the Employer and Plan Administrator to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax and other Federal, state or local and non-U.S. tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) determined by the Plan Administrator in its sole discretion in connection with the Award or your participation in the Plan, including paying NCR Voyix, in its sole discretion, through payroll withholding or other Plan Administrator-required method, the amount of Tax-Related Items required to be paid or withheld with respect to the Stock Units. Such payment of Tax-Related Items will be made by NCR Voyix withholding Shares issuable upon settlement of the Stock Units equal to the amount required to be withheld or paid as determined by NCR Voyix, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of NCR Voyix (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing NCR Voyix and any brokerage firm approved by NCR Voyix to sell on your behalf the Shares underlying the Stock Units that NCR Voyix determines will satisfy such Tax-Related Items. Any withholding of Shares or sale or cash payment pursuant to this Section will occur when the requirement to withhold or pay taxes arises, or as soon as practicable afterwards if permitted by NCR Voyix. If you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold NCR Voyix and the Employer harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any Shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.

You agree that the ultimate liability for all Tax-Related Items remains your responsibility and may exceed the amount withheld. Depending on the withholding method, NCR Voyix may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Plan Administrator that will not result in an adverse accounting consequence or cost.

10.Non-Competition, Non-Solicitation and Non-Recruit/Hire.

(a)Pursuant to your employment with NCR Voyix, you have or will have access to, and knowledge of, certain NCR Voyix Confidential Information (as defined in Section 15 below). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR Voyix Confidential Information can place NCR Voyix at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to NCR Voyix Confidential Information that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with NCR Voyix following the termination of your employment.

(b)Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR Voyix’s business interests, including NCR Voyix Confidential Information, goodwill and stable trained workforce of NCR Voyix, and in exchange for the benefits and consideration provided to you under this Agreement (including the potential future vesting of Stock Units), you agree that, for a 12-month period after the termination of your NCR Voyix employment (or the maximum period allowed by applicable law if less than 12 months) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR Voyix Corporation:

(1).Non-Recruit/Hire - Directly or indirectly (including assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR Voyix, induce or attempt to induce any employee of NCR Voyix to terminate his or her employment with NCR Voyix, or refer any such employee to anyone outside of NCR Voyix for the purpose of that employee seeking, obtaining, or entering into an employment relationship or agreement to provide services;

(2).Non-Solicitation - Directly or indirectly (including assisting others), solicit or attempt to solicit the business of any NCR Voyix customers or prospective customers with which you had Material Contact (as defined in Section 10(c)(i) below) during the last 2 years of your NCR Voyix employment for purposes of providing products or services that are competitive with those provided by NCR Voyix;

(3).Non-Competition - Perform services, directly or indirectly, in any capacity (including as an employee, consultant, contractor, owner or member of a board of directors): (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR Voyix during the 2 years prior to termination of your NCR Voyix employment;
(ii) in connection with NCR Voyix Competing Products/Services (as defined in Section 10(c)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR Voyix employment or about which you obtained trade secret or other NCR Voyix Confidential Information; (iii) within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; and (iv) on behalf of a Competing Organization (as defined in Section 10(c)(iii)).

(c)For purposes of Section 10 of this Agreement, the following definitions shall apply:

(i)“Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR Voyix, (b) whose dealings with NCR Voyix were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR Voyix, or (d) who receives products or services authorized by NCR Voyix, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;

(ii)“Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR Voyix (including products, services or activities in the planning or development stage during your NCR Voyix employment) at the time of your separation from NCR Voyix and during the 2 years prior to termination of your NCR Voyix employment;

(iii)A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services and includes but is not limited to all entities on the Competing Organization List;

(iv)The “Competing Organization List,” which NCR Voyix updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section 10(c)(iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section 10(c)(iii) and the Competing Organization List, Section 10(c)(iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR Voyix employment, which is available on the NCR Voyix HR intranet, or from the NCR Voyix Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. As of the Grant Date, the companies listed in this Section (and the subsidiaries and affiliates of each) constitute NCR Voyix’s Competing Organization List for 2024 (with designations such as “Inc.” and “Corp.” omitted from company names). This list will remain in effect until an updated list is approved/posted. You understand that the non-competition provisions in this Agreement are not limited to those on the list below, that other companies may qualify as competitors under this Agreement, and that you may be restricted from accepting employment or other work from such other companies, subject to the terms of this Agreement.

ACI Worldwide, Acuative, Agilysys, Alkami Technology, Altametrics, Aptos, Diebold Nixdorf, Dimension Data/NTT, FIS (includes Zenmonics), Fiserv (includes First Data and Clover), Flooid, Fujitsu, Gilbarco Veeder- Root, GK Software, Global Payments, HP, Inc., Infor, Instacart, Jack Henry & Assoc., Korala Associates Ltd., Lavu Inc., Lightspeed Commerce (includes Upserve, Breadcrumb, Shopkeep), , LOC Software, Mashgin, Meridianlink, NationalLink, nCino, NSC Global, The ODP Corporation (Compucom), OLO, Oracle, PAR Technology, Q2, Qu, Revel Systems, SAP, Shift4, SpotOn Transact, Square, Temenos AG (includes Kony), The ODP Corporation (Compucom), Tillster, Toast, Toshiba TEC (includes Toshiba Global Commerce, Solutions), Unisys, and Westcon-Comstor, Glory, TCS (Tata Consultancy), PDI, Manhattan, BlueYonder, Relex, Symphony Retail, AWS, Clover, Ingenico, Verifone, Lenovo, IBM, Shopify, Restaurant365, Paytronix.

(v)All references to “NCR Voyix” in this Section 10 refer to NCR Voyix and any other Employer, including any company the stock or substantially all the assets of which NCR Voyix or any other Employer has acquired during the period applicable to the 2-year look back for the restrictive covenants referred to herein.

(d)Consideration. You acknowledge that (i) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section 10(b); (ii) you must abide Section 10(b) regardless of whether any stock units or other equity has vested or been distributed as of the time of any violation of its terms; and (iii) your agreement to Section 10(b) is a material component of the consideration for this Agreement.

(e)Remedies. You agree that, if you breach any of the provisions of this Agreement: (i) NCR Voyix shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR Voyix’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR Voyix the Fair Market Value of any Stock Units that vested during the

18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the Shares associated with such Stock Units; and (iii) NCR Voyix shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR Voyix may be entitled at law or in equity.

(f)Subsequent Employment. You agree that, while employed by NCR Voyix and for 1 year thereafter, you will communicate the contents of this Section 10 of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.

(g)Tolling. [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period will be tolled and suspended during the pendency of any legal proceedings to enforce any of the covenants set forth in this Section 10 and that no time that is part of or subject to such tolling and suspension will be counted toward the 12-month duration of the Restricted Period.

(h)Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in Section 10(b) are reasonable and necessary for the protection of NCR Voyix’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR Voyix, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.

(i)Severability. Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR Voyix’s interests. If any part or clause of this Section 10 is held unenforceable, it shall be severed and shall not affect any other part of Section 10 and this Agreement.

(j)Amendment for California Employees Only. Section 10(b)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR Voyix employment, you continue to reside or work in California or any other jurisdiction that prohibits the application thereof. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of NCR Voyix Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR Voyix, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.

(k)Non-U.S. Country-Specific Amendments. The restrictions contained in Section 10(b)(2) and/or (3) do not apply to you if, following the termination of your NCR Voyix employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR Voyix advises you it will tender such pay, which shall be in the minimum amount required by local law. Section 10(b)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM , CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section 10(b)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR Voyix during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR Voyix may at any time, and it its sole discretion, waive the obligations and duties set forth in Section 10(b)(2) and/or (3), which shall release NCR Voyix from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth-month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR Voyix does not commence the Non-Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section 10(b)(2) and (3) obligations and no separate waiver need be provided by NCR Voyix. In such circumstances, you will not be subject to any ongoing non- competition or non-solicitation obligations, nor will NCR Voyix have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section 10(b)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:]

Section 10(b)(2) and (3) of this Section do not apply to you if, following the termination of your NCR Voyix employment, you continue to reside or work in Denmark, France, or Germany; however, Section 10(b)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section 10(b)(3) Non-Competition restrictive covenant, you acknowledge that NCR Voyix will suffer irreparable damage, and you promise to pay NCR Voyix on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR Voyix employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR Voyix will suffer, and that, where local law allows, NCR Voyix may seek additional compensatory damages.

11.Arbitration, and Class, Collective, and Representative Action Waiver. [FOR U.S. EMPLOYEES ONLY:] You and NCR Voyix (collectively, the “Parties”) agree that any controversy or claim arising out of or related to this Agreement and/or with respect to your employment with NCR Voyix and any other Employer shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR Voyix employees, officers, directors or agents. Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that in the event of a breach of this Agreement, NCR Voyix or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, shall not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section. In addition:

(a)The Parties agree that any demand for arbitration shall be filed within the statute of limitations applicable to the claim or claims upon which arbitration is sought or required, or the claim shall be barred. Arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator shall allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure) pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. However, notwithstanding these general limitations, upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator shall balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, with the exception of employees who primarily reside and work in California or Washington, for whom arbitration shall be held in California and Washington respectively, and with respect to controversies arising in California, to which California law shall apply. The arbitration shall be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award shall be written, final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. NCR Voyix shall be responsible for the cost of any filing fees to initiate arbitration and any other expenses of arbitration required by applicable law to be borne by the employer in an employment dispute. Each party shall bear its own attorney fees associated with the arbitration; other costs, and expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.

(b)Class, Collective and/or Representative Action Waiver. To the maximum extent permitted by law: (1) all covered claims under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (2) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (3) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (4) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR Voyix, and the other individual(s)). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator shall not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction in Atlanta, Georgia and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute.

(c)Waiver of Jury Trial. By signing this Agreement and consenting to Arbitration, both I and NCR Voyix are knowingly and voluntarily waiving any right to a jury trial.

12.Clawback Policy. By accepting the Stock Units, you agree that, then notwithstanding any provision of this Agreement, you may forfeit the Stock Units or be required to repay the Shares or Stock Units or the proceeds received from disposing of Shares or Stock Units under any applicable law or any clawback or compensation recovery policy adopted by the Company, its Board of Directors or any Committee thereof. You agree that NCR Voyix may, to the extent permitted or required by law or regulation (including NYSE rules and the Dodd-Frank Act), enforce any repayment obligation under applicable law or any such policy by reducing any amounts that may be owing from time to time by NCR Voyix to you, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason, or enforce any other recoupment permitted by applicable law or regulation.

13.Beneficiaries. Beneficiaries may be designated (and designations may be changed or revoked), in the manner required by the Plan Administrator, to receive all or part of Stock Units in case of your death. In the event of your death, any portion of the Stock Units subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other portion of the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder (as determined by NCR Voyix in its sole discretion), the Shares underlying the Stock Units in question may be purchased by and distributed to your estate, in which event NCR Voyix shall have no further liability to anyone with respect to such Shares. For information about TPA beneficiary procedures, or to revoke or change a beneficiary designation, call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees). Non-U.S. employees may access the toll-free number at: https://www.fidelity.com/customer-service/phone-numbers/overview.

14.Data Privacy. By entering into this Agreement, you understand and acknowledge that your personal data may be processed, in electronic or other form as described in the NCR Voyix Employee Privacy Notice applicable to your jurisdiction.

15.Non-Disclosure of Confidential Information. You acknowledge and agree that your employment with NCR Voyix or another Employer created a relationship of trust and confidence between you and the Employer with respect to, and that your position and its job duties exposed and/or will expose you to a broad variety of, NCR Voyix Confidential Information. As used in this Agreement, “NCR Voyix Confidential Information” means any information: of or held by NCR Voyix or any of its subsidiaries or affiliates that is not generally known or readily ascertainable by the public; or provided to NCR Voyix or any of its subsidiaries or affiliates by any person or entity subject to confidentiality obligations. NCR Voyix Confidential Information includes financial records, projections and forecasts, creations, discoveries, inventions, innovations, research, development, software, technology, works of authorship and the subject matter of intellectual property rights, company strategies, reports, plans, prospects and opportunities, employee information, market and sales information and plans (such as pricing, proposals and product introductions), and information about current and prospective customers (including their preferences and needs) and trade secrets. This Agreement, including its terms and conditions, shall be considered NCR Voyix Confidential Information. You agree, and represent and warrant, that you will not disclose or use and have not disclosed or used, in whole or in part, any NCR Voyix Confidential Information other than to the extent necessary in the ordinary course of performing your duties at and for your Employer and in accordance with NCR Voyix’s and the Employer’s policies, without the prior written consent of NCR Voyix, which may be granted or withheld in NCR Voyix’s sole discretion, for any reason or no reason.

Notwithstanding anything to the contrary in this Agreement:

(a)In response to a valid subpoena, valid court, governmental or administrative order, or valid and mandatory discovery request (“Disclosure Request”), you may disclose, to the extent required thereby, requested NCR Voyix Confidential Information, or truthful testimony or information about NCR Voyix or your Employer (if different), provided, to the extent permitted by law, you provide NCR Voyix as much advance notice as practicable so as to enable NCR Voyix to seek to limit, condition, or quash such disclosure, as appropriate, including to obtain a protective order. Should you receive a Disclosure Request, you may reach out to NCR Voyix’s General Counsel or its law department for assistance, but you are not required to do so.

(b)[US EMPLOYEES ONLY:] An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)You are not prohibited from reporting possible violations of the law to, or filing a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”), including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Justice, or from making disclosures to Government Agencies that are protected by law (such as providing testimony and information during a government investigation), and you are not required to notify NCR Voyix that you have made any such reports or disclosures.

(d)[US EMPLOYEES ONLY:] This Agreement does not prohibit, nor shall it be interpreted as restraining or interfering with, employee rights under Section 7 of the National Labor Relations Act.

(e)(i) you may disclose this Agreement or any of its terms and conditions to your spouse, domestic partner, tax advisor, or attorney; and (ii) you may disclose the non-disclosure, non-competition, non-solicitation, and non-recruit/hire covenants herein to a prospective employer provided that you agree that you will, as applicable, require any persons or entities to whom disclosure is made as permitted in (i) or (ii) to keep such information confidential and not disclose it to others.

16.No Advice Regarding Grant. NCR Voyix is not (a) providing any tax, legal or financial advice, or (b) making any recommendations about your Plan participation, or any transaction relating to your Stock Units or the underlying Shares. You should consult with your own personal tax, legal and financial advisors before taking any Plan-related action.

17.Electronic Documents and TPA Information. This Agreement, including Section 10, is executed electronically, and is immediately binding upon your electronic acceptance. If you reside in a country that requires original ink signatures on paper, you waive this requirement to the extent permitted by law. You agree to receive all Award related documents electronically, and to participate in the Plan online through the TPA electronic system. Summaries and other information shown on the TPA website, which may be updated from time to time, shall be subject to the determinations of the Committee and the Plan Administrator, the Plan and this Agreement. The determinations of the Committee and the Plan Administrator, the Plan and this Agreement will govern in the event of any conflict with such TPA website summaries and other information.

18.Severability, Waiver and Conflicting Terms. The provisions of this Agreement are severable. If a court or other tribunal of competent jurisdiction holds any provision unenforceable or invalid, such provision will be severed and will not affect any other part hereof, which will be enforced as permitted by law; except that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision to render it valid and enforceable to the fullest extent permitted by law. You acknowledge that a waiver by NCR Voyix of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. If this Agreement conflicts with the Plan in any respect, the Plan terms will prevail, except that Section 11 of this Agreement will prevail with respect to the law governing this Agreement and all claims relating to this Agreement.

19.Amendment. The NCR Voyix Board of Directors or the Committee or any delegate may amend your Award terms in this Agreement, except that no such amendment will be made that would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Code Section 409A, stock exchange rules or accounting rules.

20.Rules for Participants in Non-U.S. Jurisdictions. Notwithstanding anything herein or in the Plan to the contrary, if you are or become subject to the laws of a non-U.S. jurisdiction, your Award will be subject to (i) the special rules in Appendix A to this Agreement for your country and the laws and requirements of such non-U.S. jurisdiction to the extent so determined in the sole discretion of the Plan Administrator for legal or administrative reasons, and (ii) this Agreement’s terms and conditions are deemed modified to the extent determined in the sole discretion of the Plan Administrator for legal or administrative reasons. Subject to Section 19, the Committee or the Plan Administrator may amend this Agreement before or after an Award is made and take any other action deemed appropriate in its sole discretion to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions.

21.Code of Conduct Certification; Compliance with Insider Trading Laws and NCR Voyix Insider Trading Policy; Code Section 409A Compliance. Notwithstanding anything herein to the contrary, this Award of Stock Units and your right to receive payment of any Vested Stock Units are expressly conditioned upon your timely annual certification to the

NCR Voyix Code of Conduct. If you do not timely provide any certification required by the Employer before vesting of any portion of the Stock Units, that portion of the Stock Units will be forfeited, except that no such forfeiture will occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR Voyix’s Code of Conduct within thirty days following such notice.

With respect to any Shares distributed under this agreement, you understand and agree that you are responsible for reviewing, understanding and complying with Insider Trading laws and NCR Voyix’s Insider Trading Policy (available on the internet or by request from the NCR Voyix Law Department), and that you may not trade in NCR Voyix securities except in compliance with the NCR Voyix Insider Trading Policy (as may be amended from time to time), which is incorporated herein by reference. You should consult an attorney if you have questions concerning such matters.
The parties intend that payments under this Agreement comply with Code Section 409A or are exempt therefrom, and this Agreement shall be interpreted, administered and governed in accordance with such intent. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Employer for purposes of any payments under this Agreement which are subject to Code Section 409A until you would be considered to have incurred a “separation from service” from the Employer within the meaning of Code Section 409A. Each amount to be paid under this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A: (A) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between you and the Employer during the six (6) month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, your death), (B) for purposes of this Agreement, “Disability” shall have the meaning set forth in Treas. Reg. 1.409A-3(i)(4)(i), and (C) a Change in Control shall be deemed to have occurred only if a change in the ownership or effective control of NCR Voyix or a change in ownership of a substantial portion of the assets of NCR Voyix shall also be deemed to have occurred under Code Section 409A. Notwithstanding anything contained herein to the contrary, no payment shall be made pursuant to this Agreement prior to the earliest time that will not result in accelerated taxation and/or tax penalties under Code Section 409A. In addition, the Committee shall have the sole authority to make any accelerated payments permissible under Treas. Reg. Section 1.409A-3(j)(4) to you with respect to any deferred amounts, provided that such payments meet the requirements of Treas. Reg. Section 1.409A-3(j)(4). NCR Voyix makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.
22.No Employment Modification. The Plan and this Agreement do not constitute a contract of employment or impose on you or any Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Employer’s policies regarding termination of employment. For U.S. employees, employment with the Employer is at will, which means that you or the Employer may terminate the employment relationship at any time, with or without cause, unless otherwise provided in a valid, formal written employment agreement signed by you and an officer of the Employer.

23.Execution and Validity of Agreement. This Agreement shall be binding and effective upon NCR Voyix on the Grant Date. However, you will forfeit your Award and this Agreement shall have no force and effect if you do not duly execute it electronically on the TPA website at www.netbenefits.fidelity.com, in the form required by the Plan Administrator, within ninety (90) days after the Grant Date (or by other date required by the Plan Administrator).

24.Notices. All notices required hereunder shall be in writing and shall be deemed given upon the following business day if delivered personally (provided receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmation) or five (5) business days after deposit in the U.S. Mail, certified with return receipt requested. All notices shall be addressed as follows: (a) If to NCR Voyix: NCR Voyix 864 Spring Street NW Atlanta GA 30308 Attn: General Counsel, with a copy via electronic mail to: law.notices@ncrvoyix.com, (b) if to you: your last known address shown in the personnel records of NCR Voyix, or (c) to such other address as either party will have furnished to the other in writing.

APPENDIX A
PROVISIONS FOR NON-U.S. PARTICIPANTS
Key Employee
2024 Time-Based Restricted Stock Unit Award Agreement Article I. Provisions for All Non-U.S. Participants
The following terms and conditions set forth in this Article I of Appendix A apply to Participants residing outside the United States or otherwise subject to the laws of a non-U.S. country. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.

1.Nature of Grant. In accepting the grant, you acknowledge, understand and agree that: (a) the Stock Units and the Shares of Common Stock subject to the Stock Units are not intended to replace any pension rights or compensation;
(b) the Stock Units and the Shares of Common Stock subject to the Stock Units and the income and value of same, are not part of normal or expected compensation for any purpose; (c) the future value of the underlying Shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty; (d) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from your Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR Voyix, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR Voyix, its Subsidiaries and Affiliates, and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (e) for purposes of the Stock Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to NCR Voyix or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by NCR Voyix, your right to vest in the Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (for example, your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence); (f) unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and (g) neither NCR Voyix, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the settlement of the Stock Units or the subsequent sale of any Shares of Common Stock acquired upon settlement.

2.Language. If you received this Agreement or any Plan related document translated into a non-English language, the English versions will control in the event of conflict. You acknowledge that it is your express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. By accepting your Award, you confirm having read and understood the Plan and this Agreement, including all terms and conditions of each, which were provided in English. You accept the terms of those documents accordingly.

3.Conditions for Issuance. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The grant of Stock Units is not intended to be a public offering of securities in your country, and the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities in connection with this grant, and the grant of the Stock Units is not subject to the supervision of the local securities authorities.

4. Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your Stock Units, you agree to repatriate all payments attributable to the Shares of NCR Voyix Common Stock and/or cash acquired under the Plan (including dividends and dividend equivalents) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and Affiliates, as may be required to allow the Company, its Subsidiaries and Affiliates to comply with local laws, rules and regulations in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local tax, exchange control, insider trading and other laws, rules and regulations in your country of residence (and your country of employment, if different) with respect to the Stock Units and the NCR Voyix Common Stock issued with respect thereto.

5. Insider Trading Restrictions/Market Abuse Laws. You acknowledge that your country of residence may subject you to insider trading and/or market abuse laws, which may restrict your ability to acquire or sell Shares or rights to such Shares (e.g., Stock Units) under the Plan during times you are considered to have “inside information” about NCR Voyix (as defined by your country’s laws). Such restrictions apply in addition to any NCR Voyix insider trading policy restrictions. You acknowledge that it is your responsibility to comply with any applicable restrictions. You should consult with your personal advisor on these matters.

Article II. Country-Specific Provisions for Non-U.S. Participants

This Article II of Appendix A includes special terms and conditions that apply if you reside in the below countries. These terms and conditions are in addition to (or, if indicated, in place of) those set forth in the Agreement. Capitalized terms used but not defined in this Article II have Agreement definitions (or if none, the Plan definitions). This Article II also includes information relating to exchange control and other issues that you should be aware with respect to Plan participation. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR Voyix strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Stock Units are Vested or Shares acquired under the Plan are sold. In addition, the information is general in nature and may not apply to your particular situation and NCR Voyix is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR Voyix shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

INDIA

Retirement. Notwithstanding anything herein to the contrary, unless otherwise determined by the Plan Administrator, “Retirement” shall mean Termination of Employment at age 62 or older (or at such lower mandatory retirement age required by applicable India law, if any) with at least 10 years of continuous service with an Employer through your Termination Date (excluding service with acquired entities before the acquisition).

ISRAEL

Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli specific terms in this Article II of Appendix A. Upon vesting, the Shares shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock-Up Period”). You shall be able to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the Shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto. Notwithstanding any provision of this Agreement or the Plan to the contrary except the provisions in Section 2 and 4 of this Agreement relating to a Good Reason Termination or your Retirement, each as defined herein (and in each case, to the extent specifically applicable to you), in the event of your resignation from service with NCR Voyix or the Employer due to any reason, including worsening of employment conditions, or any other reason relating to conditions of employment, all unvested Stock Units will automatically terminate and be forfeited and no Shares or cash will be issued or paid to you (as the case may be).